Exhibit 99.1

For Release: January 15, 2019 6:15 a.m. PST

Quantum Corporation Provides Update on NYSE Delisting

SAN JOSE, Calif. — January 15, 2019 — Quantum Corp. (NYSE: QTM) today announced that the Company received notification from the New York Stock Exchange (NYSE) of its determination to commence proceedings to delist the Company’s common stock. The determination to commence the delisting proceeding is a result of the Company requiring more time to become current in filing its late annual and quarterly reports, including its financial statements, with the Securities and Exchange Commission (“SEC”), as described in more detail in its Form 8-K filed with the SEC on September 14, 2018 and its press release issued on December 28, 2018. Trading in the Company’s common stock on the NYSE will be suspended immediately.

While Quantum has made significant progress toward completing its late reports, the Company informed the NYSE that it would not become current with its SEC periodic reporting by February 15, 2019, the maximum allowable period under Section 802.01E of the NYSE’s Listed Company Manual.

As a result of the delisting, the Company expects its shares of common stock will begin trading on January 16, 2019 under the symbol “QMCO” on the OTC Pink, which is operated by OTC Markets Group Inc.

“We believe that Quantum’s delisting does not reflect on the financial health of the Company, which, as indicated by our recently announced refinancing, continues to improve,” said Jamie Lerner, Quantum’s Chairman and CEO. “We will work diligently to complete our required filings and resolve our delisting as quickly as possible.”

About Quantum

Quantum is the proven industry leader in storing and managing video content. We deliver the industry’s top streaming performance for video applications, along with the lowest cost, highest density cold storage solutions for cloud infrastructures. It’s why businesses in post-production, broadcast, corporate video, sports video, autonomous vehicle design, the defense department, cloud services and more have made Quantum the # 1 choice for the most demanding video and high-resolution workflows. See how at www.quantum.com/customerstories.

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Quantum, and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Quantum advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation, the Company’s expectations that, its shares are expected to continue to trade on the OTC Pink and the continued improvement of the Company’s financial health. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017. All forward-looking statements in this public announcement are based on information available to Quantum as of the date of this announcement. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations:

Mike Dodson

Quantum Corp.

+1 (425) 201-1517

ir@quantum.com

Public Relations:

Bob Wientzen

Quantum Corp.

+1 (720) 201-8125

bob.wientzen@quantum.com